Exhibit 99.1

Annaly Capital Management, Inc. Announces 2nd Quarter 2020 Common Stock Dividend of $0.22 per Share

•	Declared second quarter 2020 common stock cash dividend of $0.22 per common share

•	Second quarter 2020 core EPS expected to exceed quarterly dividend per share

•	Repurchased over $100 million of common stock to date during the second quarter of 2020
NEW YORK -- (June 10, 2020) -- The Board of Directors of Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) declared the second quarter 2020 common stock cash dividend of $0.22 per common share. This dividend is payable July 31, 2020, to common shareholders of record on June 30, 2020. The ex-dividend date is June 29, 2020.
“Annaly has declared a quarterly dividend of $0.22 per common share, which sets our dividend yield in line with our historical average and remains attractive relative to various fixed income benchmarks,” stated David Finkelstein, Annaly’s Chief Executive Officer and Chief Investment Officer. “As we mentioned on our First Quarter 2020 Earnings Call, we are constructive on the operating environment and anticipate core earnings will exceed our quarterly distribution for the second quarter. Together with our Board, we have taken a measured approach to setting a dividend level we feel is sustainable in the current environment. Additionally, we repurchased over $100 million in common stock to date during the quarter. We think it is a prudent allocation of capital as our stock remains undervalued relative to our continued improvement in book value while still allowing us to maintain a robust liquidity reservoir.”
About Annaly
Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its stockholders and to optimize its returns through prudent management of its diversified investment strategies. Annaly has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Until the closing of its announced internalization transaction, Annaly is externally managed by Annaly Management Company LLC. Additional information on the company can be found at www.annaly.com.
Forward-Looking Statements
This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, risks and uncertainties related to the COVID-19 pandemic, including as related to adverse economic conditions on real estate-related assets and financing conditions; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities and other securities for purchase; the availability of financing and, if available, the terms of any financing; changes in the market value of our assets; changes in business conditions and the general economy; our ability to grow our commercial real estate business; our ability to grow our residential credit business; our ability to grow our middle market lending business; credit risks related to our investments in credit risk transfer securities, residential mortgage-backed securities and related residential mortgage credit assets, commercial real estate assets and corporate debt; risks related to investments in mortgage servicing rights; our ability to consummate any contemplated investment opportunities; changes in government regulations or policy affecting our business; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and risks and uncertainties associated with the Internalization, including but not limited to the occurrence of any event, change or other circumstances that could give rise to the termination of the Internalization Agreement; the outcome of any legal proceedings that may be instituted against the parties to the Internalization Agreement; the inability to complete the Internalization due to the failure to satisfy closing conditions or otherwise; risks that the Internalization disrupts our current plans and operations; the impact, if any, of the announcement or pendency of the Internalization on our relationships with third parties; and the amount of the costs, fees, expenses charges related to the Internalization; and the risk that the expected benefits, including long-term cost savings, of the Internalization are not achieved. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.
Contact
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
www.annaly.com